                                        FILED PURSUANT TO RULE 424(B)(2)
                                         ON REGISTRATION NOS. 33-40247 AND
                                         33-63145
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 21, 1997)

$500,000,000

GTE CORPORATION          [LOGO]

7.51% DEBENTURES DUE 2009

The 7.51% Debentures Due 2009 (the "New Debentures") will mature on April 1, 2009. Interest on the New Debentures is payable on April 1 and October 1 of each year, commencing October 1, 1997. The New Debentures will not be redeemable prior to maturity. See "Description of New Debentures."

The New Debentures will be represented by global securities registered in the name of the nominee of The Depository Trust Company, as Depository ("DTC"). Beneficial interests in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, New Debentures in definitive form will not be issued. Settlement for the New Debentures will be made in immediately available funds. The New Debentures will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the New Debentures will therefore settle in immediately available funds. See "The Securities--Book-Entry, Delivery and Form" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------

                                               PRICE TO       UNDERWRITING   PROCEEDS TO
                                               PUBLIC(1)      DISCOUNT       GTE(1)(2)
Per New Debenture............................  99.966%        .650%          99.316%
Total........................................  $499,830,000   $3,250,000     $496,580,000
------------------------------------------------------------------------------------------

(1) Plus accrued interest from April 1, 1997 to date of delivery.

(2) Before deduction of expenses payable by GTE, estimated at $297,000.

The New Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the New Debentures will be made in book-entry form only through the facilities of DTC, on or about April 8, 1997, against payment therefor in immediately available funds.

SALOMON BROTHERS INC

             BEAR, STEARNS & CO. INC.

                          GOLDMAN, SACHS & CO.

                                       MERRILL LYNCH & CO.

The date of this Prospectus Supplement is April 3, 1997.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW DEBENTURES, INCLUDING PURCHASES OF THE NEW DEBENTURES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NEW DEBENTURES TO COVER ANY SHORT POSITION IN THE NEW DEBENTURES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------

                         DESCRIPTION OF NEW DEBENTURES

    The following description of specific terms of the New Debentures offered hereby supplements and should be read in conjunction with the description of the general terms and provisions of the New Debentures set forth in the accompanying Prospectus under the caption "The Securities." The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and the Indenture, dated as of December 1, 1996, between GTE Corporation ("GTE") and The Bank of New York, as trustee, as supplemented, including by the Second Supplemental Indenture, dated as of April 1, 1997 (as so supplemented, the "Indenture").

FORM

    The New Debentures will be issued in the form of registered global securities. See "The Securities-- Book-Entry, Delivery and Form" in the accompanying Prospectus.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

    The New Debentures will be limited to $500,000,000 aggregate principal amount and will mature on April 1, 2009. Interest on the New Debentures will be payable on April 1 and October 1 of each year, commencing October 1, 1997, to the person or persons in whose name or names the New Debentures are registered at the close of business on the March 15 or September 15, as the case may be, next preceding such interest payment date, subject to certain exceptions provided for in the Indenture.

REDEMPTION

    The New Debentures will not be redeemable prior to maturity.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The consolidated ratio of earnings to fixed charges of GTE for the year ended December 31, 1996 was 4.27.

                                  UNDERWRITING

    The several Underwriters named below (the "Underwriters") have entered into a Purchase Agreement with GTE (the "Purchase Agreement") whereby they have severally agreed to purchase the respective principal amounts of the New Debentures indicated below from GTE, subject to the terms and conditions of the Purchase Agreement, the form of which is filed as an exhibit to GTE's Current Report on Form 8-K dated January 28, 1997 updating Exhibit 1.1 to the Registration Statement.

                                                                                                PRINCIPAL AMOUNT
                                         UNDERWRITER                                            OF NEW DEBENTURES
---------------------------------------------------------------------------------------------  -------------------
Salomon Brothers Inc ........................................................................   $     125,000,000
Bear, Stearns & Co. Inc. ....................................................................         125,000,000
Goldman, Sachs & Co..........................................................................         125,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.......................................................................         125,000,000
                                                                                               -------------------
    Total....................................................................................   $     500,000,000
                                                                                               -------------------
                                                                                               -------------------

    GTE has been advised by the several Underwriters that they propose to make a public offering of the New Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters may allow to certain dealers a concession from the public offering price of not in excess of .400 of 1% of the principal amount of the New Debentures; that the Underwriters may allow and such dealers may reallow a concession of not in excess of .250 of 1% to certain other dealers.

    In connection with this offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the New Debentures. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase New Debentures for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more New Debentures in connection with the offering than they are committed to purchase from GTE, and in such case may purchase New Debentures in the open market following completion of the offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the New Debentures at a level above that which might otherwise prevail in the open market. The transactions described in this paragraph are not required, and, if they are undertaken, they may be discontinued at any time.

    While GTE's Securities normally trade in the secondary trading market, there is currently no trading market in the New Debentures. Although they are under no obligation to do so, the Underwriters intend initially to act as market makers for the New Debentures in the secondary trading market.

    GTE has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                             GTE CORPORATION [LOGO]
                                DEBT SECURITIES

                                ----------------

    GTE Corporation ("GTE") intends to offer from time to time up to $1,500,000,000 aggregate principal amount of its debt securities (the "Securities") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, authorized denominations, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions, the currency or composite currency (if other than United States dollars) in which principal or premium, if any, and interest on the Securities will be payable and other specific terms, of each series of Securities will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    GTE may sell the Securities through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters, if any, any applicable commissions or discounts, the price of the Securities and the net proceeds to GTE from any such sale or sales.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 21, 1997.

                       STATEMENT OF AVAILABLE INFORMATION

    GTE is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates and can also be inspected at the New York, Chicago and Pacific Stock Exchanges on which securities of GTE are listed. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

    1.  The Annual Report on Form 10-K of GTE for the year ended December 31,
        1995;

    2. The Quarterly Reports on Form 10-Q of GTE for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    3. The Current Reports on Form 8-K of GTE dated January 26, 1996, February 15, 1996, September 19, 1996, November 15, 1996 and January 21, 1997.

    All documents filed by GTE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

    GTE hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to Mr.
R. J. Tuccillo, Assistant Secretary of GTE, at One Stamford Forum, Stamford, CT 06904. Mr. Tuccillo's telephone number is (203) 965-2942.

    Unless otherwise indicated, currency amounts in this Prospectus and the Prospectus Supplement are stated in United States dollars ("$" or "U.S. $").

                                GTE CORPORATION

    GTE was incorporated under the laws of the State of New York on February 25, 1935 and has its principal executive offices at One Stamford Forum, Stamford, Connecticut 06904, telephone (203) 965-2000.

    GTE is one of the largest publicly-held telecommunications companies in the world. It is also the largest U.S.-based local telephone company and a leading cellular-service provider, with wireline and wireless operations in markets encompassing about a third of the country's population. Outside the United States, where GTE has operated for more than 40 years, GTE serves over 6 million wireline and wireless customers. GTE is also a leader in government and defense communications systems and equipment, aircraft passenger telecommunications, directories and telecommunication-based information services and systems.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities, exclusive of accrued interest, will be used toward (1) the repayment of short-term debt, which at November 30, 1996 was approximately $1,546,000,000 on an unconsolidated basis at an average annual interest cost of 5.95%, (2) further investment in, or advances to, subsidiaries in connection with the financing of their operations and (3) general corporate purposes.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                              NINE MONTHS                          YEARS ENDED DECEMBER 31,
                                                 ENDED                       -------------------------------------
                                           SEPTEMBER 30, 1996      1995         1994        1993(B)       1992         1991
                                          --------------------     -----        -----     -----------     -----        -----
Consolidated Ratios of Earnings to Fixed
  Charges (Unaudited)(a)................          4.23             4.00         4.18         2.07         2.66         2.22

------------------------

(a) For purposes of computing the consolidated ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, preferred stock dividends of subsidiaries, the additional income requirement to cover preferred dividends of subsidiaries, and the portion of rent expense representing interest. Amounts applicable to entities that are at least 50%-owned have been added to both earnings and fixed charges, and amounts applicable to minority interests have been deducted from both earnings and fixed charges.

(b) Excluding from 1993 the effect of a $1.8 billion pre-tax one-time restructuring charge, the cost of voluntary separation programs and the gain on the sale of non-strategic telephone properties, the consolidated ratio of earnings to fixed charges would have been 3.31.

                                 THE SECURITIES

    The Securities are to be issued as one or more series under an Indenture dated as of December 1, 1996 (the "Indenture") between GTE and The Bank of New York, as trustee (the "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture, which is filed as an exhibit to the Registration Statement pertaining to the Securities and the documents incorporated therein by reference.

FORM AND EXCHANGE

    The Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of GTE's Board of Directors or a special committee thereof. Securities of each series will be issuable in registered form, and, except as otherwise provided for in a Prospectus Supplement, only in denominations of $1,000 and multiples thereof and will be exchangeable for Securities of the same series of other denominations of a like aggregate principle amount, without service charge except for reimbursement of taxes, if any. (ARTICLE TWO)

MATURITY, INTEREST AND PAYMENT

    Information concerning the maturity, interest rate and payment dates of each series of the Securities will be contained in a Prospectus Supplement relating to that series of Securities.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

    Each series of the Securities will be redeemable upon not less than 30 days notice at the redemption prices and subject to the conditions that will be set forth in a supplemental indenture or board resolution and in a Prospectus Supplement relating to that series of Securities. (ARTICLE THREE) If a sinking fund is established with respect to any series of the Securities, a description of the terms of such sinking fund will be set forth in the supplemental indenture or board resolution and in a Prospectus Supplement relating to that series of Securities. The Indenture provides that each series of the Securities is subject to defeasance. (ARTICLE ELEVEN)

RESTRICTIONS

    The Securities will not be secured. The Indenture provides, however, that if GTE shall at any time mortgage or pledge any of its property, GTE will secure the Securities, equally and ratably with the other indebtedness or obligations secured by each mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Securities need not be secured in the case of purchase money mortgages or conditional sales agreements, or mortgages existing at time of purchase, on property acquired after the date of the Indenture, certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters, mechanics' and similar liens in the ordinary course of business, and subordination of GTE's rights with respect to indebtedness owed to GTE by a subsidiary. (SECTION 4.05)

    The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by GTE. (SECTION 2.01)

    Unless otherwise indicated in a Prospectus Supplement, the covenants described above would not necessarily afford the holders of Securities protection in the event of a highly leveraged transaction involving GTE.

BOOK-ENTRY, DELIVERY AND FORM

    If a Prospectus Supplement specifies that the Securities of a series are to be issued in the form of one or more registered global certificates (for each series, collectively, a "Global Security"), unless otherwise specified in such Prospectus Supplement, the Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository's nominee. Except as set forth below, the Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    The Depository has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers (including the underwriters or dealers named in the Prospectus Supplement relating to the Securities), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

    The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Securities by GTE, the Depository will credit the accounts of the participants designated by the underwriters or dealers with the principal amounts of the Securities purchased by the underwriters or dealers, and (ii) ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and indirect participants (with respect to the owners of beneficial interests in the Global Security). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Security is limited to such extent.

    So long as the Depository's nominee is the registered owner of the Global Security, such nominee for all purposes will be considered the sole owner or holder of the Securities. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the Securities registered in their names and will not receive or be entitled to receive physical delivery of the Securities in definitive form.

    Neither GTE, the Trustee, any paying agent of GTE nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Securities registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of the Global Security. GTE and the Trustee will treat the persons in whose names the Securities are registered as the owners of such Securities for the purpose of receiving payment of principal and interest on the Securities and for all other purposes whatsoever. Therefore, neither GTE, the Trustee nor any paying agent of GTE will have any direct responsibility or liability for the payment of principal and interest on the Securities to owners of beneficial interests in the Global Security. The Depository has advised GTE and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Security as shown in the records of the Depository. Payments by participants and indirect participants to owners of beneficial interests in the Global Security will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

    If the Depository is at any time unwilling or unable to continue as depository with respect to an outstanding series of Securities or if at any time the Depository shall no longer be registered or in good standing under the Exchange Act or other applicable statute and a successor depository is not appointed by GTE within 90 days, GTE will issue Securities in definitive form in exchange for the Global Security. In addition, GTE may at any time determine not to have an outstanding series of Securities represented by a Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Securities in definitive form. Securities so issued in definitive form will be issued in denominations of U.S. $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

MODIFICATION OF INDENTURE

    The Indenture contains provisions permitting GTE and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of Securities or the rights of the holders of that series of Securities; provided that no such modification shall (i) extend the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Securities then outstanding and affected thereby. (SECTION 9.02)

    In addition, GTE and the Trustee may execute, without the consent of any holder of Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of the Securities. (SECTIONS 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT AND NOTICE THEREOF

    The Indenture provides that the following described events constitute "Events of Default" with respect to each series of the Securities issued thereunder: (a) failure for 30 business days to pay interest on the Securities of that series when due; (b) failure to pay principal or premium, if any, on the Securities of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

    The holders of a majority in aggregate outstanding principal amount of any series of Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Securities may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01)

    The holders of a majority in aggregate outstanding principal amount of any series of the Securities may, on behalf of the holders of all the Securities of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) GTE is required to file annually with the Trustee a certificate as to whether or not GTE is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03(d))

CONCERNING THE TRUSTEE

    The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Securities, unless offered reasonable indemnity by such security holder against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

    GTE maintains a deposit account and banking relationship with the Trustee. The Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of GTE are outstanding.

                                    EXPERTS

    The consolidated financial statements included in GTE's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report on financial statements of GTE, which includes an explanatory paragraph with respect to the discontinuance of the application of the provisions of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" in 1995, as discussed in Note 2 to the consolidated financial statements.

                             CERTAIN LEGAL MATTERS

    The validity of the Securities will be passed upon for GTE by William P. Barr, Esq., its Senior Vice President and General Counsel. Certain legal matters in connection with the Securities will be passed upon for the purchasers or underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. As of January 15, 1997, Mr. Barr was the beneficial owner of approximately 2,883 shares of GTE Common Stock and had options to purchase an aggregate of 45,866 shares of GTE Common Stock.

                              PLAN OF DISTRIBUTION

    GTE may sell any series of Securities in one or more of the following ways:
(i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through GTE agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to GTE from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    If underwriters are used in the sale, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Securities if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the Securities offered for sale, the non-defaulting underwriters would be required to purchase the Securities agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the Securities, GTE may, at its option, sell less than all the Securities offered.

    Underwriters and agents may be entitled under agreements entered into with GTE to indemnification by GTE against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for GTE in the ordinary course of business.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------

                   PROSPECTUS SUPPLEMENT

Description of New Debentures...................        S-2

Consolidated Ratio of Earnings to Fixed
  Charges.......................................        S-2

Underwriting....................................        S-3

                        PROSPECTUS

Statement of Available Information..............          2

Incorporation of Certain Documents by
  Reference.....................................          2

GTE Corporation.................................          2

Use of Proceeds.................................          3

Consolidated Ratios of Earnings to Fixed
  Charges.......................................          3

The Securities..................................          3

Experts.........................................          6

Certain Legal Matters...........................          7

Plan of Distribution............................          7

$500,000,000

GTE CORPORATION      [LOGO]

7.51% DEBENTURES DUE 2009

SALOMON BROTHERS INC

BEAR, STEARNS & CO. INC.

GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.

PROSPECTUS SUPPLEMENT

DATED APRIL 3, 1997